Exhibit 10.1

SHARPER IMAGE CORPORATION

2005 OFFICER NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE 1

PURPOSE

This 2005 Officer Non-Qualified Deferred Compensation Plan is designed to provide an opportunity for certain officers of Sharper Image Corporation to defer compensation. This Plan is intended to be a plan that is unfunded and that is maintained by Sharper Image Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan shall apply to amounts deferred on or after January 1, 2005.

ARTICLE 2

DEFINITIONS

In this Plan, the following terms have the meanings indicated below:

(a) “Account” or “Accounts” means a book account reflecting amounts credited to a Participant’s Separation Account or Scheduled Withdrawal Account under the Plan, as adjusted for investment performance under the Plan and distributions or withdrawals in accordance with the Plan. To the extent it considers necessary or appropriate, the Committee or its delegate shall maintain a separate subaccount under the Separation Account and/or Scheduled Withdrawal Account for each type of contribution under the Plan or shall otherwise provide a means for determining that portion of an Account attributable to each type.

(b) “Affiliate” means an entity other than the Company whose Associates are authorized to participate in this Plan by the Committee.

(c) “Base Salary” means the base salary received by a Participant from the Company or any of its subsidiaries or affiliates during the Plan Year, before reductions for salary deferrals under this Plan and the Company’s 401(k) plan and before salary reductions under a cafeteria plan qualified under Section 125 of the Code. Such base salary excludes commissions, bonuses, overtime, living or other allowances, contributions by the Company any other employee benefit plan of the Company, vacation buy-out payments or other extra, incentive, premium, contingent, supplemental or additional compensation, all as defined by the Company, but shall include salary continuation amounts during vacation, illness, etc., but not severance pay.

(d) “Base Salary Deferral” means a Participant’s deferral of a portion of his or her Base Salary pursuant to the terms of this Plan.

(e) “Beneficiary” means the person or persons, natural or otherwise, designated in writing by a Participant before his or her death to receive the Participant’s vested Account balance if the Participant dies before distribution of his or her entire vested Account balance. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee may establish. However, if a Participant is married at the time of his or her death, the designation of a person other than the Participant’s surviving spouse, if any, as a primary Beneficiary shall be void unless the surviving spouse has consented in writing to such designation pursuant to such procedures as the Committee may establish. If the Committee has not received a Participant’s Beneficiary designation before the Participant’s death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant’s vested Account balance will be distributed to the Participant’s surviving spouse, if any, or, if none, to the Participant’s estate.

(f) “Bonus” means an amount awarded to an Eligible Associate under a management bonus incentive program maintained by the Company or an Affiliate thereof, unless otherwise determined by the Committee.

(g) “Bonus Deferral” means a Participant’s deferral of a portion of his or her Bonus pursuant to the terms of this Plan.

(h) “Change in Control” means, unless inconsistent with Section 409A:

(i) The acquisition, directly or indirectly, by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities that results in such person or related group of persons beneficially owning securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, but excluding (A) acquisitions directly from the Company, (B) acquisitions by the Participant or a person that directly or indirectly controls, is controlled by or is under common control with the Company or any employee benefit plan maintained by any such entity and (C) any acquisition by a corporation pursuant to a transaction that satisfies each of the conditions of clauses (A), (B) and (C) of Paragraph (ii) below;

(ii) A merger, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company’s assets, unless (A) securities representing at least 50% of the combined voting power of the then outstanding securities of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof, are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportions, by persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction, (B) the directors of the Company immediately before the transaction constitute, upon consummation of the transaction, at least a majority of the board of directors of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or the ultimate parent thereof (for this purpose, treating any change in board of director composition that is anticipated or pursuant to an understanding or agreement in connection with the transaction as deemed to have occurred at the time of the transaction) and (C) no person acquires securities representing 30% or more of the combined voting power of the then outstanding securities of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof; or

(iii) A change in the composition of the board of directors of the Company over a period of 12 months or less such that the majority of the board ceases by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members since the beginning of such period or (B) have been elected or nominated for election during such period by at least a majority of the board members who were described in clause (A) or who were previously so elected or approved and who were still in office at the time the board approved such election or nomination;

provided that in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group that consummates the Change-in Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors).

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Commission Compensation” means compensation if a substantial portion of the services provided by an Eligible Associate consist of the direct sale of a product or service to a customer, the compensation paid by the Company to the Eligible Associate consists of either a portion of the purchase price for the product or service or an amount calculated solely by reference to the volume of sales, and payment of the compensation is contingent upon the Company receiving payment from an unrelated customer for the product or services, or as otherwise defined by Section 409A.

(k) “Commission Deferral” means a Participant’s deferral of a portion of his or her commissions or Commission Compensation pursuant to the terms of this Plan.

(1) “Committee” means the 401(k) Plan Committee of the Board of Directors of the Company, as constituted from time to time. The Committee has full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select Associates for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee’s full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

(m) “Compensation Committee” means the compensation committee of the Board of Directors of the Company as constituted from time to time.

(n) “Company” means Sharper Image Corporation.

(o) “Company Contributions” means a payment to Participant’s Account in an amount equal to a percentage of Participant’s Base Salary designated by the Compensation Committee pursuant to the Plan.

(p) “Eligible Associate” means each officer of the Company or of an Affiliate at the level of Vice President or above who has been selected by the Committee for Plan participation. An individual will automatically cease to be an Eligible Associate on the earliest of (i) the date the individual ceases to qualify under the preceding sentence, (ii) the date specified by the Committee for such cessation or (iii) the date the Plan is terminated. In addition, the Committee may, in its sole discretion, place further requirements and/or limitations on an Eligible Associate’s participation in any portion of the Plan.

(q) “Key Employee” means any Participant who the Committee, in its sole discretion, determines is a “key employee” of the Company, as defined in Section 416(i) of the Code, on the identification date specified by the Committee. Generally, this will include any officer of the Company who has annual compensation from the Company in excess of $130,000 (as adjusted for any year pursuant to Section 416(i) of the Code), any 5 percent owner of the Company and any 1 percent owner of the Company who has annual compensation from the Company in excess of $150,000.

(r) “Participant” means a current or former Eligible Associate who retains an Account.

(s) “Performance-based Compensation” shall have the meaning specified in Section 409A.

(t) “Plan” means this Sharper Image 2005 Officer Non-qualified Deferred Compensation Plan, as amended from time to time.

(u) “Plan Year” means the calendar year.

(v) “Profit Sharing” means an amount received by a Participant under a profit sharing plan maintained by the Company or an Affiliate thereof.

(w) “Profit Sharing Deferral” means a Participant’s deferral of a portion of his or her Profit Sharing allocation pursuant to the terms of this Plan.

(x) “Scheduled Withdrawal Account” means a portion of a Participant’s Account reflecting an amount to be distributed pursuant to Participant’s election as specified in Article 6.

(y) “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder from time to time.

(z) “Separation Account” means a portion of a Participant’s Account reflecting an amount to be distributed pursuant to Participant’s election on Termination of Employment.

(aa) “Special Deferred Compensation Arrangement” means any deferred compensation arrangement entered into between an Eligible Associate and the Company, or an Affiliate thereof, which is approved by the Committee or its delegate pursuant to Section 7.01 hereof.

(bb) “Termination of Employment” means termination of employment (including retirement) with the Company and all Affiliates, other than by reason of death. For purposes hereof, unless otherwise specified by Section 409A, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence; provided that if the period of such leave exceeds six months and the individual’s right to reemployment with the Company is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(cc) “Unforeseeable Emergency” shall mean, unless otherwise defined in Section 409A of the Code or the regulations thereunder, a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

ARTICLE 3

BASE SALARY AND BONUS DEFERRALS

Section 3.01. Deferral. In order to be eligible for Base Salary, Commission, Bonus and Profit Sharing Deferrals for a Plan Year, an Eligible Associate must make an election for such Plan Year in such form as the Committee shall specify. Such election generally must be made before the start of the Plan Year in which the services are performed, unless otherwise required by Section 409A.

(a) Performance-based Compensation. Notwithstanding the foregoing, in the case of any Performance-based Compensation based upon a performance period of at least 12 months, where the Eligible Associate has performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the service provider makes an initial deferral election, the Committee may permit Participants to make a deferral election with respect to such Performance-based Compensation no later than the date that is six months before the end of the performance period; provided that in no event may an election to defer Performance-based Compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable.

(b) Commission Compensation. For purposes of this Section, to the extent required by Section 409A, an Eligible Associate earning Commission Compensation shall be deemed to provide the services to which such Commissions relate in the year in which the customer remits payment to the Company.

Section 3.02. Initial Participation. In addition, if an individual becomes an Eligible Associate and becomes eligible to participate in the Plan after the beginning of a Plan Year, he or she may elect, within 30 days after the date such Eligible Associate first becomes eligible to participate in the Plan, to elect Base Salary, Commission, Bonus and/or Profit Sharing Deferrals with respect to Base Salary, Commissions, Bonuses and/or Profit Sharing for such Plan Year on and after such election, to the extent permitted by Section 409A and by the Committee.

Section 3.03. Elections. Elections will remain in effect for one Plan Year or, if and to the extent that the Committee so permits, for subsequent Plan Years. The Committee may authorize a separate election with respect to one or more types or specific items of compensation and may authorize later elections if it determines, in its sole discretion, that special circumstances so warrant.

Section 3.04. Revocation and Change of Deferral Election. A deferral election may be revoked or changed by filing a written revocation in such form and within the time period as the Committee shall specify but only to the extent permitted by Section 409A.

Section 3.05. Late Election. If an Eligible Associate does not make a timely election, no Base Salary, Commission, Bonus or Profit Sharing Deferrals will be made under the Plan on behalf of that Eligible Associate with regard to that election for that Plan Year.

Section 3.06. Amount. The amount of an Eligible Associate’s Base Salary, Commission, Bonus and Profit Sharing Deferrals for a Plan Year must be made in a manner and subject to such minimum and maximum limits as the Committee (or in the case of maximum limits, the Compensation Committee) may specify. Until specified otherwise, elections must be made as in accordance with the following rules: An election may be made to defer (i) any whole dollar amount (not less than $2,000 or percentage (not less than 2% or exceeding 25%) of the Participant’s Base Salary, (ii) any whole dollar amount (not less than $2,000) or percentage (not less than 5% or exceeding 25%) of the Participant’s commissions, (iii) any whole dollar amount (not less than $2,000) or percentage (not less than 5% or exceeding 50%) of the cash portion of the Participant’s Bonus (iv) any whole percentage (not less than 5% or exceeding 50%) of the cash portion of the Participant’s Bonus above a dollar amount designated by Participant and/or (v) any whole dollar amount (not less than $2,000) or whole percentage (not less than 5% or exceeding 50%) of the Participant’s Profit Sharing. An Eligible Associate’s deferral election with respect to such Eligible Associate’s Base Salary, Commission, Bonus or Profit Sharing shall be void if the amount deferred under such portion of the Eligible Associate’s election is less than $2,000. If an Eligible Associate allocates deferrals to both a Scheduled Withdrawal Account and a Separation Account, then the amounts deferred to each account must satisfy the foregoing minimum dollar amounts and percentages.

Section 3.07. Crediting. Base Salary, Commission, Bonus and Profit Sharing Deferrals will be credited to a Participant’s Separation Account and/or Scheduled Withdrawal Account in the percentage elected by such Participant as of the date that the deferred Base Salary, Commission Compensation, Bonus or Profit Sharing would otherwise have been paid.

ARTICLE 4

COMPANY CONTRIBUTIONS

Section 4.01. Amount. For any Plan Year or fiscal year of the Company the Compensation Committee may, in its sole discretion, provide Participants with a Company Contribution equal to a designated percentage of Participant’s Base Salary for such Plan Year or fiscal year or the annual rate of Base Salary on a specified date, as the Compensation Committee may determine.

Section 4.02. Crediting. Any Company Contribution will be credited to Eligible Associate’s Accounts at such date as the Compensation Committee specifies. Any Company Contribution will be allocated to a Participant’s Separation Account.

ARTICLE 5

EARNINGS AND VESTING

Section 5.01. Earnings. Amounts credited to a Participant’s Account under the Plan shall be credited with earnings, at periodic intervals determined by the Committee, at a rate equal to the actual rate of return (after reduction for associated expenses specified by the Committee) for such period of an investment fund or funds or index or indices selected by that Participant from a range of investment vehicles authorized by the Committee. A Participant may change his or her investment selections at periodic intervals determined by the Committee. The rate of return on investment vehicles shall be tracked solely for the purpose of computing the amount of benefits payable to Participants under the Plan. The Company shall be under no obligation to invest any assets in any such investment vehicle, but if the Company invests in such an investment vehicle to hedge its obligations under the Plan (or a hedging transaction is made under a Trust), earnings credited to an Account shall be adjusted for such expenses associated with such investment as the Committee shall specify and the timing of an assumed change in investment vehicle for purposes of determining earnings on an Account and/or the date for valuing an Account for distribution purposes may be delayed until a related hedging transaction is implemented or undone, as the case may be.

Section 5.02. Vesting. Participants will be 100% vested in that portion of their Account balance attributable to any Base Salary, Commission, Bonus or Profit Sharing Deferrals at all times. Unless otherwise provided by the Compensation Committee, a Participant will vest in that portion of his or her Account balance attributable to a Company Contribution in equal annual installments over a five (5) year period beginning on the date that such Company Contribution is credited to the Participant’s Accounts. Notwithstanding the foregoing, a Participant shall become 100% vested in that portion of his or her Account balance attributable to Company Contributions on the effective date of a Change in Control. That portion of an Account attributable to amounts deferred under a Special Deferred Compensation Arrangement shall vest in accordance with the terms of that arrangement.

ARTICLE 6

DISTRIBUTIONS

Section 6.01. Normal Distribution of Benefits. A Participant’s vested Account balance will be distributed in a single lump sum during the later of (i) the first January following the Participant’s Termination of Employment or (ii) if the Participant is a Key Employee, six months following the Participant’s Termination of Employment, subject to any elections made subject to the procedures described below (and such additional requirements as the Committee may determine) and other special provisions of this Article:

(a) Elections. When an Eligible Associate first confirms his or her initial participation in the Plan, the Eligible Associate may elect, in writing, to credit his or her deferrals to either or both of the following distribution accounts; provided that the Committee may authorize a separate election with respect to one or more items of compensation:

(i) Separation Account. Distributions of the vested portion of a Participant’s Separation Account will commence on the later of (i) the first January following the Participant’s Termination of Employment or (ii) if the Participant is a Key Employee, six months following the Participant’s Termination of Employment. Subject to compliance with Section 409A, a Participant may elect that, if on the date of such Participant’s Termination of Employment, the Participant has completed at least five (5) years of service with the Company or an Affiliate and has a vested Separation Account balance of at least $50,000, the vested portion of the Participant’s Separation Account will be distributed in a series of annual installments, not in excess of the lesser of (A) ten (10) or (B) the number of years of service that the Participant rendered with the company or an Affiliate. The amount of each installment will be the remaining balance of the Participant’s vested Separation Account divided by the number of installments remaining (including the installment to be made). Distributions from Separation Accounts shall be made in cash.

(ii) Scheduled Withdrawal Account. Distributions of the vested portion of a Participant’s Scheduled Withdrawal Account will commence during the January elected by Participant at least one year after the Participant’s election is filed, unless otherwise required by Section 409A. A Participant may elect that the vested portion of his or her Scheduled Withdrawal Account will be distributed in a series of annual installments, not in excess of four installments. The amount of each installment will be the remaining balance of the Participant’s vested Scheduled Withdrawal Account divided by the number of installments remaining (including the installment to be made). In the event of a Participant’s Termination of Employment prior to receipt of all distributions from his or her Scheduled Withdrawal Account, Participant’s remaining vested Scheduled Withdrawal Account will be distributed during the first January following the Participant’s Termination of Employment (or, if later, the first January at least one year after the election is filed) or, if the Participant is a Key Employee, six months following the Participant’s Termination of Employment. Distributions from Separation Accounts shall be made in cash.

(b) Subsequent Elections. A Participant’s distributions election with respect to his or her Scheduled Withdrawal Account is irrevocable. A Participant may change a distribution election with respect to his or her vested Separation Account balance by submitting the change to the Committee, in writing, provided that (subject to Section 409A):

(i) such change cannot be made effective until at least 12 months after the date on which the change is filed;

(ii) in the case of an election not related to death or Unforeseeable Emergency, the payment with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been paid (or, in the case of a life annuity, if applicable, or installment payments treated as a single payment, 5 years from the date the first amount was scheduled to be paid); and

(iii) any payment at a specified time or pursuant to a fixed schedule may not be made less than 12 months prior to the date the payment is scheduled to be paid (or, in the case of a life annuity, if applicable, or installment payments treated as a single payment, 12 months from the date the first amount was scheduled to be paid).

(c) Default. If, upon a Participant’s Termination of Employment, the Committee does not have a proper distribution election on file for that Participant, the vested portion of that Participant’s Account balance will be distributed to the Participant in one lump sum in the first January after the date of the Participant’s Termination of Employment (or, if later, the first January at one year after the Participant’s initial deferral election is filed) or, if the Participant is a Key Employee, six months, following the Participant’s Termination of Employment.

(d) Unvested Amounts. The unvested portion of an Eligible Associate’s Account balance shall be forfeited at the time of the Eligible Associate’s Termination of Employment.

Section 6.02. Acceleration of Distributions. The timing and form of distribution may be accelerated by the Participant only as follows:

(a) Unforeseesable Emergency. If a Participant has an Unforeseeable Emergency and has no other resources that could be liquidated or otherwise accessed to relieve this hardship without such liquidation or access itself causing a severe financial hardship, the Participant may request a hardship withdrawal. The total hardship withdrawal must be approved by the Committee, and shall be limited to the amount reasonably necessary to meet the emergency need, taking into account the suspension under clause (b) of this Section, and in no event may such amount exceed the vested portion of the Participant’s Account balance. The Participant may petition the Committee to suspend deferrals to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency. If suspension of deferrals is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, or if suspension of deferrals is not required under applicable tax law, the Participant may further petition the Committee to receive a partial or full payout from the Plan. Hardship withdrawals will be taken first from a Participant’s vested Separation Account balance and then from Participant’s vested Scheduled Withdrawal Account balance.

(b) Suspension. A participant who elects a withdrawal under clause (a) of this Section may not make further deferrals under this Plan until the beginning of the second Plan Year commencing after the date of the withdrawal, and any further deferrals under existing deferral elections shall be suspended until such date.

Section 6.03. Death. If a Participant dies with a vested amount in his or her Account, whether or not distributions had commenced from that Account at the time of his or her death, the remaining vested balance in the Participant’s Account shall be paid to such Participant’s Beneficiary or Beneficiaries in one lump sum in the first January after the Participant’s death.

Section 6.04. Change in Control. Notwithstanding Section 6.01, in the event of a Change in Control, a Participant shall receive a lump sum distribution of the vested portion of his or her Account (including any portion that vests by reason of the Change in Control) within 30 days following the effective date of such Change in Control; provided that receipt of such distribution shall be subject to a six-month wait after Termination of Employment if required by Section 409A.

Section 6.05. Section 162(m). In the event the payment of a distribution will cause the loss of a tax deduction for the Company under Section 162(m) of the Code, or any successor provision, the distribution shall be deferred to the first year in which the Company reasonably anticipates that a payment of such amount would not result in a limitation of a deduction with respect to the payment of such amount under Section 162(m) of the code. However, this Section shall not apply to any Participant seeking a withdrawal on account of an Unforeseeable Emergency under Section 6.02 or to distributions made after the effective date of a Change in Control of the Company.

Section 6.06. Withholding. The Company will deduct from Plan payouts, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan.

The Company reserves the right to reduce any supplemental deferral or contribution that would otherwise be made under this Plan on behalf of a Participant to satisfy the Participant’s tax withholding liabilities.

Section 6.07. Valuation. For purposes of calculating the amount to be distributed to a Participant on each distribution date, Participant’s Account balance will be valued (i) for distributions made in January of any calendar year, on December 31 of the preceding calendar year or (ii) for distributions on any other date, as of the end of the last month ending at least 30 days before the distribution date.

ARTICLE 7

SPECIAL DEFERRED COMPENSATION ARRANGEMENTS

Section 7.01. General. If an Eligible Associate enters into a separate arrangement with the Company or an Affiliate for the payment of nonqualified deferred compensation or the Company authorizes the deferral of additional types of compensation arrangements (including but not limited to severance payments, special bonuses, bonuses or other compensation earned with a predecessor company) (“Special Deferred Compensation Arrangement”), payment of such compensation shall be made through this Plan, unless expressly specified otherwise under such arrangement.

Section 7.02. Defined Contribution Arrangements. If the Special Deferred Compensation Arrangement is in the nature of a defined contribution arrangement, the deferred amount will be credited to Eligible Associates’ Account when such amounts would otherwise have been paid or when specified under the arrangement. Amounts so credited to the Eligible Associate’s Account will be credited with earnings and, to the extent vested under the arrangement, shall become distributed in accordance with the terms of the Plan, except to the extent specified under the arrangement.

Section 7.03. Defined Benefit Arrangements. If a Special Deferred Compensation Arrangement is in the nature of a defined benefit arrangement, the benefit shall be payable hereunder if, at the time and in the form specified in the arrangement.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Limitation of Rights. Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity.

Section 8.02. Claims Procedure. If a Participant or Beneficiary (“Claimant”) believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee within 90 days of having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the application. If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee. This request will include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant’s eligibility for benefits within 60 days for receipt of the request for review.

Section 8.03. Indemnification. The Company and the Affiliates will indemnify and hold harmless the Directors, the members of the Committee, and Associates and employees of the Company and the Affiliates who may be deemed fiduciaries of the Plan, from and against any and all liabilities, claims, costs and expenses, including attorneys’ fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company and the Affiliates shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

Section 8.04. Assignment. To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

Section 8.05. Amendment and Termination. The Company’s Board of Directors may, at any time, amend or terminate the Plan. In addition, the Committee may amend the Plan (other than this Section), provided that no such amendment may cause any substantial increase in cost to the Company or to any Affiliate. Any amendment must be made in writing; no oral amendment will be effective. No amendment or termination may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant’s Beneficiary) or, as set forth below, adversely affect the Participant’s or the Beneficiary’s rights and obligations under the Plan with respect to amounts already credited to a Participant’s Account; provided that the Company’s Board of Directors may amend the Plan at any time to the extent deemed necessary or appropriate to comply with Section 409A. Notwithstanding the foregoing, if the Plan is terminated, the Company’s Board of Directors may determine that all Accounts will be paid out as soon as practicable thereafter in single sum payments if permitted by Section 409A. In addition, if the Committee determines that additional restrictions must be placed on Participants’ rights regarding the determination of earnings on amounts credited to their Accounts, their ability to make or change distribution elections or their ability to accelerate distributions or on their rights as creditors in order to avoid current taxation of amounts deferred under the Plan, the Compensation Committee may amend the Plan to impose such restrictions unless it determines in its sole discretion that it is in the Participants’ interests to terminate the Plan and distribute Accounts.

Section 8.06. Applicable Law. To the extent not governed by Federal law, the laws of the State of California, disregarding choice of law, will govern the Plan. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

Section 8.07. No Funding. The Plan constitutes a mere promise by the Company and the Affiliates to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company and the Affiliates. Except to the extent provided below in Section 8.08, Plan benefits will be paid from the general assets of the Company and the Affiliates and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or the Affiliates. In all events, it is the intention of the Company, all Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

Section 8.08. Trust. The Committee may determine that Plan benefits will be paid from the assets of a grantor trust (the “Trust”) established by the Company to assist it in meeting its obligations and, to the extent that such assets are not sufficient, by the Company. The Trust shall conform to the terms of the Internal Revenue Service Model Trust as described in Internal Revenue Service Procedure 92-64 or to the requirements of successor authority regarding trusts established under non-qualified deferred compensation arrangements.

Section 8.09. Section 409A. This Plan is intended to comply with the applicable requirements of Section 409A and shall be construed and interpreted in accordance therewith. The Company may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be in compliance with Section 409A. Notwithstanding the preceding, the Company shall not be liable to any Participant or any other person if any applicable authority determines for any reason that any payments under this Plan are subject to taxes, penalties or interest as a result of failing to comply with Section 409A.

IN WITNESS WHEREOF, Sharper Image Corporation has caused this Plan to be executed by its duly authorized representative on the date indicated below.

By:	/s/ Jeffrey P. Forgan
Date:	June 15, 2006